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                           [ALGOS LOGO APPEARS HERE]
                                                                   June 20, 2000

Dear Fellow Algos Stockholder:

   You should have received by now a copy of the Proxy Statement/Prospectus relating to the merger of Algos Pharmaceutical Corporation with a subsidiary of Endo Pharmaceuticals Holdings Inc. As explained in the Proxy Statement/Prospectus, in the merger, for each share of Algos common stock you own, you will receive a share of Endo common stock and a warrant to purchase additional shares of Endo common stock for nominal consideration. Generally, the warrants Algos stockholders will receive in the merger will be transferable but stockholders of Algos will have the opportunity to elect to receive non-transferable warrants in the merger in lieu of transferable warrants.

   Information concerning the warrants to be issued can be found in the Proxy Statement/Prospectus under the captions "THE MERGER--Material U.S. Federal Income Tax Consequences of the Merger" and "DESCRIPTION OF THE ENDO WARRANTS-- Warrants Issued to Current Algos Stockholders in the Merger."

   Note that for the term of the warrants, the non-transferable warrants will not be listed on any securities exchange and the holders of these warrants will not be able to sell or transfer them except by operation of law (such as death or merger or otherwise) or as required by law or any court of competent jurisdiction (such as in connection with divorce, bankruptcy or liquidation).

   This letter is in response to certain questions that have arisen with respect to how the election procedure affects holders of shares of Algos common stock who have purchased their shares after May 19, 2000.

   In order to receive non-transferable warrants, an Algos stockholder must:

     (1) have held his or her shares of record as of May 19, 2000;

     (2) check the box on the proxy card indicating that he or she is electing to receive non-transferable warrants, a duplicate copy of which proxy card is attached to this letter;

     (3) be a holder of record as of the completion of the merger (which is expected to occur on or about July 17, 2000) so that he or she receives a letter of transmittal with respect to his or her shares; and

     (4) appropriately fill out the letter of transmittal, which will be mailed to all Algos stockholders shortly after the completion of the merger, indicating on the letter of transmittal that he or she was a holder who, on his or her proxy card, elected to receive non-transferable warrants in the merger.

   Algos stockholders who do not complete all of the steps outlined above will not receive non-transferable warrants in the merger but will receive transferable, freely tradable warrants. Accordingly, holders who have purchased shares of Algos common stock after May 19, 2000 and prior to the completion of the merger will not be able to elect to receive non-transferable warrants in the merger and will, therefore, receive transferable warrants instead.

   If you hold your stock in street name through a broker, please contact your broker or Bob Marese at MacKenzie Partners, Inc. at 800-322-2885 or 212-929-5500 for instructions as to how to elect to receive non-transferable warrants as opposed to transferable warrants.

                                      Sincerely,

                                      /s/ John W. Lyle
                                      John W. Lyle
                                      Chief Executive Officer and President